As Filed with the Securities and Exchange Commission on December 7, 2000
                                           Registration No. 333-_________

                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549
                                FORM S-3
                         REGISTRATION STATEMENT
                    UNDER THE SECURITIES ACT OF 1933
                    ________________________________

                        HOST AMERICA CORPORATION
         (Exact name of registrant as specified in its charter)

         COLORADO                                     06-1168423
(State or other jurisdiction of          (IRS Employer Identification No.)
incorporation or organization)
                              TWO BROADWAY
                        HAMDEN, CONNECTICUT 06518
                             (203) 248-4100
      (Address, including zip code, and telephone number, including area code or registrant's principal executive offices)

                           GEOFFREY W. RAMSEY
                         CHIEF EXECUTIVE OFFICER
                        HOST AMERICA CORPORATION
                              TWO BROADWAY
                       HAMDEN, CONNECTICUT  06518
        (Name, address, including zip code, and telephone number,
                including area code or agent for service)

                               COPIES TO:
    JOHN B. WILLS, ESQ.                           GEOFFREY W. RAMSEY
  ADAM D. AVERBACH, ESQ.                      HOST AMERICA CORPORATION
BERENBAUM, WEINSHIENK & EASON, P.C.                 TWO BROADWAY
370 SEVENTEENTH STREET, SUITE 2600            HAMDEN, CONNECTICUT  06518
DENVER, COLORADO  80202-5626                       (203) 248-4100
      (303) 825-0800

Approximate date of commencement of proposed sale of the securities to the public: At such time or times after the effective date of this registration statement as the selling shareholder shall determine.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividends or interest reinvestment plans, check the following box: /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                    ________________________________

                     CALCULATION OF REGISTRATION FEE

============================================================================================================
                                                       Proposed              Proposed
   Title of each class of            Amount to     maximum offering      maximum aggregate    Amount of
Securities to be registered        be registered    Price per unit        Offering price   Registration fee
------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value (1)    25,000             $2.00                $50,000           $13.20
============================================================================================================

(1) Each share of the Registrant's common stock includes one stock purchase right.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay the effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

                                  SUBJECT TO COMPLETION DECEMBER 7, 2000

                               PROSPECTUS

                        HOST AMERICA CORPORATION

                      25,000 Shares of Common Stock
                            ($.001 Par Value)

                    ________________________________

     This prospectus is part of a registration statement that covers 25,000 shares of our common stock which are underlying outstanding options. Upon exercise at $2.00 per share, these shares may be offered and sold from time to time by one of our shareholders (the "selling shareholder") in a manner set forth in this prospectus. We will receive up to approximately $50,000 from the exercise price of the options (which have an exercise price of $2.00) if and when exercised. We will use the proceeds for general working capital purposes. We will not receive any of the proceeds from the sale of the common stock. We will bear the costs relating to the registration of the common stock, which we estimate to be $10,000.

     Our common stock and warrants to purchase common stock are traded on the Nasdaq Stock Market under the symbols CAFE and CAFEW. The last sale price of our common stock as reported on the Nasdaq Stock Market on December 5, 2000 was $2.50 per share of common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Purchasing shares of our common stock involves a high degree of risk. See "Risk Factors" beginning on page 6.

                    ________________________________












             The date of this prospectus is __________, 2000

     The terms "Host America," "Company," "we," "our" and "us" refer to Host America Corporation unless the context suggests otherwise. The term "you" refers to a prospective investor.

                    ________________________________

     You should rely on the information contained or incorporated by reference in this prospectus. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on pages 14 and 15. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                              OUR BUSINESS

     We are a regional contract food service management company, providing a variety of high quality on-site food and related services to large and small corporate clients. We offer comprehensive nutritional programs and retail dining options including:

     *    basic corporate cafeteria dining,
     *    full restaurant employee dining,
     *    office coffee and snacks,
     *    vending machines,
     *    special event catering and
     *    home meal replacement programs (HOMEfood Market).

     Our revenues are derived mainly from the management of corporate cafeterias and restaurants in single tenant and multi-tenant office buildings. We also provide home meal replacement foods and catering services at selected locations. The balance of our revenues are derived from the maintenance of vending machines and coffee service.

     We offer our clients the ability to provide their employees high quality and nutritional, on-premises breakfast, lunch and dinner options. The majority of our clients are medium-size clients generating from $500,000 to $2 million per location in annual food sales. These clients provide us with the ability to generate greater profit margins and the opportunity to provide a variety of food related services.

     It is our goal to be the exclusive food service provider at each location, thereby allowing us the ability to control the quality of food and degree of service at each location. Our on-site account managers and employees, endeavor to provide high quality food and client satisfaction, while controlling labor and overhead costs. We believe this strategy has been an important factor in our growth and in attracting large, corporate clients with multiple needs.

     We currently operate facilities in Connecticut, Massachusetts, New York, New Jersey, New Hampshire, and Rhode Island. In the near future, we intend to expand to Texas.

     With our acquisition of Lindley Food Services in July 2000, we now have the ability to compete in a new market segment by offering unitized meals for institutional clients. We believe this segment of the food service industry is a key component in our growth strategy and will allow us to add institutional customers such as schools and governmental entities to our corporate clientele.

     Our principal executive offices are located at Two Broadway, Hamden, Connecticut 06518 and our telephone number is (203) 248-4100. Our World Wide Web site is "www.hostamericacorp.com." Any reference contained in this prospectus to our Web site, or to any other Web site, shall not be deemed to incorporate information from those sites into this prospectus.

                           RECENT DEVELOPMENTS

     During the fiscal year ended June 30, 2000, we opened sixteen new dining facilities most of which offer dining, catering, coffee, snack services, and vending. Our new corporate clients include:

     *    Stanley Products, Inc.
     *    Bayer Pharmaceuticals, Inc.
     *    Oxford Health Plans, Inc.
     *    Priceline.com, Inc.
     *    New York City Housing Authority,
     *    Stolt-Nielson Transportation Group, Inc.
     *    Konover and Associates, and
     *    Trumpf, Inc.

     Of the sixteen centers, eleven are located in Connecticut, two in New Hampshire, one in Rhode Island, one in New Jersey and one in New York City. At Priceline.com we provide a dinner meal for their evening employees in addition to breakfast and lunch. We believe the major reason Priceline.com selected Host was due to our HOMEfood Market program and its appeal to their employees. We will continue to offer this service to new accounts as part of our overall marketing program.

     We were featured in several magazine and newspaper articles during the year ended June 30, 2000:

     * In the November 1999 issue of the FOOD MANAGEMENT magazine, our HOMEfood Market program was prominently featured.

     * The February 28, 2000 issue of the NATION'S RESTAURANT NEWS included an article - "dot.com dining" which details our corporate dining facility services and our HOMEfood Market program.

     * The March 2000 issue of the TOTAL FOOD SERVICE announced the opening of the corporate dining facility at Konover & Associates in Farmington, Connecticut.

     * On March 15, 2000, the FOOD SERVICE DIRECTOR listed Host in its 1999 results of "How Contract Firms are Performing." We had the highest growth rate of the firms listed at 62%.

     *    On April 5, 2000, the NEW HAVEN REGISTER featured Host in an article in the business section of the newspaper as "a Hamden firm in the national spotlight."

     We believe that these articles evidence recognition from the food service industry of our level of expertise and reputation for quality delivery of corporate dining facility solutions.

     On July 31, 2000, we purchased all of the issued and outstanding shares of Lindley Food Service Corporation, resulting in a total purchase price, including acquisition costs, of approximately $5,700,000. This consisted of $3.7 million in cash and 198,122 shares of our "restricted" common stock. The acquisition was partially financed by a $2,500,000 five-year term loan. Lindley is engaged in the preparation of meals for various school and governmental programs, primarily under fixed-price contracts. Lindley provides unitized meals which are prepared fresh and delivered to customer distribution centers. The acquisition was accounted for using the purchase method of accounting and the purchase price has been allocated to the assets purchased and the liabilities assumed based upon their fair values at the date of acquisition. The excess of the purchase price over the fair value of the net assets acquired was approximately $4,072,000, and has been recorded as goodwill. Historically, Lindley has demonstrated profitability and high operating margins. The senior management of Lindley, who we believe are responsible for its past success, are now part of our management team.


                              THE OFFERING

     Securities Offered. . . . . . . . .  25,000 shares of common stock, $.001 par value

     Offering Price. . . . . . . . . . .  All or part of the shares offered hereby may be sold from time to time
                                          in amounts and on terms to be
                                          determined by the selling
                                          shareholder at the time of the sale

     Nasdaq Symbols. . . . . . . . . . .  "CAFE" and "CAFEW"

                              RISK FACTORS

     An investment in the common stock being offered is very risky. The risks described below are not the only ones that we face. Additional risks that are not yet known to us or that we currently think are immaterial could also impair our business, operating results or financial condition. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

WE ARE EXPERIENCING RAPID GROWTH, WHICH MAY STRAIN OUR RESOURCES

     Our goal is to increase revenues through the addition of new client accounts and to expand our business into new and complimentary markets, including fix priced unitized meals. We continually review new marketing strategies in our effort to acquire new client accounts. We also may acquire other companies which complement or expand upon our business. Such expansion could:

     *    place a significant burden on our existing resources;

     * require us to implement additional operating and financial controls and improve coordination among marketing, sales and finance functions;

     *    increase our capital expenditures;

     *    require the hiring of additional personnel; and

     * require the installation of additional reporting and management information systems for order processing, production, monitoring, inventory control and financial reporting.

     There can be no assurance that we would be able to successfully manage any substantial expansion of our business, including attracting and retaining qualified personnel. A failure to do so could have a material adverse effect on our operating results.

OUR GROWTH MAY BE LIMITED IF OUR BANKING LINES OF CREDIT ARE NOT INCREASED

     We depend on banking lines of credit to fund our acquisitions, short-term cash requirements and the financing of new client accounts. The expansion into new markets along with our increased level of activity could require us to seek additional credit lines or expand our existing banking credit lines. Although we believe that we are able to expand our banking facilities with a number of different financial institutions, there can be no assurance that such funds will be available on terms acceptable to us. Furthermore, there is no assurance that we will be able to secure additional funding if required. The failure to expand our current credit lines or to acquire additional funding could have a material adverse effect on our ability to grow our business.

WE DEPEND ON THE RETENTION AND RENEWAL OF OUR EXISTING CLIENT CONTRACTS

     Our success depends on our ability to retain and renew existing client contracts and to obtain and successfully negotiate new client contracts. Certain of our corporate dining contracts representing approximately 34.8% of our annual sales are from two major customers. There can be no assurance that we will be able to retain and renew existing client contracts or obtain new contracts or that such contracts will be profitable. Our failure to retain and renew existing contracts or obtain new contracts could have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND ON A SMALL NUMBER OF KEY EXECUTIVES AND OUR BUSINESS COULD SUFFER IF WE LOST THEIR SERVICES

     We believe our performance is substantially dependent on the continued employment and performance of our senior management, including Geoffrey Ramsey (Chief Executive Officer of Host), David Murphy (Chief Financial Officer), Gilbert Rossomando (President - Lindley) and Mark Cerreta (Executive Vice President - Lindley). Messrs. Ramsey and Murphy are currently subject to five-year employment agreements and employee non-compete agreements. Messrs. Rossomando and Cerreta are currently subject to four-year employment agreements and employee non-compete agreements. If we fail to retain the services of one or more of these persons, our business could suffer significantly. We maintain key-man insurance on the lives of Geoffrey Ramsey and David Murphy.

WE ARE REQUIRED TO INVEST IN OUR CLIENT'S FACILITIES WHICH EFFECTS OUR CASH FLOW AND LEVEL OF BORROWINGS

     Typically we are required to invest a substantial amount of money in a new client's facility for training, kitchen equipment and initial start-up expenses which we fund from cashflow and short-term borrowings. If we are unable to be reimbursed for a part of these costs or enter into long-term contracts or are unable to retain existing clients, we could experience short-term cashflow problems or be required to seek additional outside financing which may not be available.

WE DEPEND ON THE BUILDING OWNERS AND OTHER FACTORS TO RETAIN OUR TENANTS

     Our corporate clients consist primarily of tenants who have offices in large office complexes and buildings. We are dependent, in a large part, on the respective building owners to attract and retain quality tenants. Numerous factors influence our clients' satisfaction with a particular building including:

     *    location,

     *    rental rates,

     *    building maintenance, and

     *    facilities.

     To the extent the owners fail to provide a favorable rental atmosphere and retain existing tenants, we may experience a loss of clients, revenues, and food service contracts irrespective of the quality of our food service facility.

WE ARE SUBJECT TO FLUCTUATING FOOD PRICES AND SHORTAGES

     We face fluctuating food prices and limited availability of certain food items during the year. Food price and availability also varies by geographic location. Our typical contract allows for certain adjustments due to rising prices over a specified period of time. However, often times we must take a reduced margin to insure the availability of certain required food groups and to avoid customer dissatisfaction. Our experience has been that shortages, when they occur, may adversely affect the quality and variety of food offered at a given location. To the extent we pay higher prices, the cost of goods sold increases and our profit margins decrease. We attempt to anticipate shortages by centralized purchasing and by placing large orders with reliable suppliers.

WE FACE COMPETITION IN THE TAKE-HOME PREPARED MEAL MARKET AND ARE DEPENDENT ON CUSTOMERS WITH DISPOSABLE INCOME

     At certain of our locations, we offer tenant employees the opportunity to purchase fully cooked homestyle meals which can be served at home with little or no additional preparation. These meals compete with many other forms of home replacement meals, including a variety of ethnic foods and "fast food" operations. In addition, our take home meals are generally purchased by upper middle class employees who have the disposable income to purchase such meals and fluctuations in economic conditions could adversely effect this segment of our business.

WE FACE LABOR SHORTAGES AT EXISTING AND NEW LOCATIONS

     We are required to hire and train a number of qualified food service managers and temporary workers as new corporate locations are added and for social events at the Laurel View Country Club. In the past, we have experienced difficulty in hiring a sufficient number of qualified individuals, which has a material adverse effect on the quality of food and customer satisfaction. Most shortages occur during the summer months due to vacations and a number of social events planned at Laurel View Country Club.

WE FACE INTENSE COMPETITION FROM OUR COMPETITORS

     We encounter significant competition in the areas of the food service business in which we operate. Certain of our competitors are national and have significantly greater financial and other resources than we have. We compete for contracts based on:

     *    price,

     *    location,

     *    number of employees, and

     *    competitive bidding.

     In addition, existing or potential clients may elect to "self operate" their food service, thereby eliminating the opportunity for Host to compete for the account. There can be no assurance that we will be able to compete successfully in the future or that competition will not have a material adverse effect on our business, financial condition or results of operations.

WE ARE SUBJECT TO EXTENSIVE STATE AND FEDERAL GOVERNMENTAL REGULATIONS

     We face various governmental regulations incidental to our operations, such as environmental, employment, and health and safety regulations. We also hold a liquor license at one facility and as such are subject to the liquor license requirements of the state of Connecticut. The costs of compliance with these various governmental agencies has a significant impact on our bottom line and violations of certain regulations could result in the loss of a client contract or fines. There can be no assurance that additional federal or state regulation would not limit our activities in the future or significantly increase the cost of regulatory compliance.

OUR OFFICERS AND DIRECTORS EXERCISE SIGNIFICANT CONTROL OVER OUR AFFAIRS, WHICH COULD RESULT IN THEIR TAKING ACTIONS WITH WHICH OTHER SHAREHOLDERS DO NOT AGREE

     Our officers and directors own approximately 48.5% of our outstanding voting stock. Since cumulative voting has not been authorized by our Articles of Incorporation, this concentration of control means that the officers and directors will be able to elect all of our directors. Our officers and directors also will be able to shape our policies and procedures, to determine if and when any dividends are paid, and to determine the circumstances under which we may be sold or merged, along with other important corporate decisions.

WE DO NOT ANTICIPATE PAYING DIVIDENDS

     We do not anticipate paying any cash dividends on our common stock for the foreseeable future. We expect that future earnings, if any, will be used to finance our growth.

FUTURE SALES BY EXISTING SHAREHOLDERS COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK

     We presently have outstanding 1,337,318 shares of common stock. Of this amount, 248,017 shares are "restricted securities" under the Securities Act subject to restrictions on the timing, manner and volume of sales of such shares. Currently there is only a limited public market for our common stock and we cannot guarantee that this market will continue. We cannot predict if future sales of our common stock, or the availability of our common stock for sale, will adversely affect the market price for our common stock or our ability to raise capital by offering equity securities.

NASDAQ HAS CERTAIN MARKET ELIGIBILITY AND MAINTENANCE REQUIREMENTS TO MAINTAIN OUR ELIGIBILITY FOR INCLUSION ON THE NASDAQ SMALLCAP MARKET(SM), WHICH WE MAY NOT BE ABLE TO SUSTAIN, WITH THE CONSEQUENCE THAT THE COMMON STOCK, UPON ANY SUCH FAILURE, MAY BE TRADED ONLY OVER-THE-COUNTER OR ON THE BULLETIN BOARD, AND BROKERS MAY BE REQUIRED TO COMPLY WITH "PENNY STOCK" TRADING RESTRICTIONS

     Under the current rules relating to the listing of securities on the Nasdaq SmallCap Market(SM), we must have:

     * at least $4,000,000 in net tangible assets, or $750,000 in net income in two of the last three years, or a market capitalization of at least $50,000,000;

     *    public float of at least 1,000,000 shares;

     *    market value of public float of at least $5,000,000; and

     *    a minimum bid price of $4.00 per share, among other requirements.

     For a continued listing, a company must maintain:

     * at least $2,000,000 in net tangible assets, or $500,000 in net income in two of the last three years, or a market capitalization of at least $35,000,000;

     *    public float of at least 500,000 shares;

     *    market value of public float of at least $1,000,000; and

     *    a minimum bid price of $1.00 per share among other requirements.

     On November 15, 2000, we received a letter from Nasdaq notifying us that we no longer meet certain requirements for continued listing on the Nasdaq Small Cap Market. Specifically, Nasdaq indicated that we no longer meet the minimum $2,000,000 net tangible assets or $35,000,000 market capitalization or $500,000 net income for the most recently completed fiscal year or two of the three most recently completed fiscal years. Nasdaq is reviewing our eligibility for continued listing and we are providing Nasdaq with certain documentation, including a plan to achieve and sustain compliance with all of the listing requirements. If Nasdaq determines that our plan does not adequately address our deficiencies, Nasdaq will send us formal notice and commence the delisting process.

     If we are delisted from the Nasdaq, and no other exclusion from the definition of a "penny stock" under the Exchange Act is available, transactions in the securities will become subject to the penny stock regulations which impose additional sales practice requirements on broker-dealers who offer and sell penny stocks.

SHOULD WE FAIL TO MAINTAIN NASDAQ SMALLCAP MARKET(SM) ELIGIBILITY AND THE COMMON STOCK IS THEREAFTER TRADED ONLY IN THE OVER-THE-COUNTER MARKET OR BULLETIN BOARD, LIQUIDITY IN THE COMMON STOCK MAY BE SEVERELY LIMITED

     Stocks in the over-the-counter, bulletin board or "pink sheet" market ordinarily have much lower trading volume than in the Nasdaq SmallCap Market(SM). Very few market makers take interest in securities traded over-the-counter, and accordingly the market for such securities is less orderly than is usual for Nasdaq SmallCap Market(SM) stocks. As a result of the low trading volumes ordinarily obtained in over-the-counter markets, sales of common stock or warrants in any significant amount could not be absorbed without a dramatic reduction in price. Moreover, thinly traded securities in the over-the-counter markets are more susceptible to trading manipulations than is ordinarily the case for more actively traded securities.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE HOST, AND THIS COULD DEPRESS OUR STOCK PRICE

     Our board of directors has the authority to issue up to 1,300,000 additional shares of preferred stock and to determine the price and the terms (including preferences and voting rights) of those shares without shareholder approval. Although we have no current plans to issue additional shares of preferred stock, any such issuance could:

     * have the effect of delaying, deterring or preventing a change in control of our company;

     * discourage bids for our common stock at a premium over the market price; or

     * adversely affect the market price of, and the voting and other rights of the holder of, our common stock.

     We are subject to certain Colorado laws that could have the effect of delaying, deterring or preventing a change in control of our company. In addition, certain provisions of our Articles of Incorporation and By-Laws, including the staggering of directors terms in office and the significant amount of common stock held by our officers and directors, could together have the effect of discouraging potential takeover attempts or making it more difficult for shareholders to change management.

OUR STOCK PRICE MAY EXPERIENCE PRICE AND VOLUME FLUCTUATIONS WHICH MAY MAKE IT HARDER TO RESELL YOUR SHARES AND FOR US TO ATTRACT SUPPORT FOR OUR STOCK

     While our common stock is listed for trading on the Nasdaq SmallCap Market(SM), our stock has traded in only relatively small volumes compared to total shares outstanding and has been subject to volatility in the price. No assurance can be given that a more active market will develop or that a shareholder will be able to liquidate his/her investment without considerable delay, if at all. Even should a more active market develop, the price may remain volatile. Factors such as those discussed in the "Risk Factors" section may have a significant impact upon the market price of our stock.

     Due to the price of our stock, many brokerage firms may not be willing to effect transactions in our securities, particularly because low-priced securities are subject to a Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell low-priced (generally those below $5 per share) securities. There can be no assurance that the price for our common stock will continue to exceed $5.00 per share. Consequently, unless and until the market price for our common stock increases significantly, brokerage firms may be reluctant to trade our common stock.

                       FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that have been made under the provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, significant uncertainties and other factors about our:

     *    business strategy;

     *    market success and acceptance of new food service programs;

     *    development and expansion of existing and established business; and

     * plans, objectives, expectations and intentions contained in this prospectus that are not historical facts.

     When used in this prospectus, the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology are generally intended to identify forward-looking statements. These statements are only predictions and are not guarantees of future performance. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of reasons, including those discussed under "Risk Factors" and elsewhere in this prospectus. We assume no obligation to update any forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement.

                             USE OF PROCEEDS

     We will receive approximately $50,000 from the exercise of certain options but nothing of the proceeds from the sale of the common stock. We have paid the costs relating to the registration of these shares, which we estimate to be $10,000.

                           SELLING SHAREHOLDER

     The following table sets forth, for the selling shareholder, the amount of common stock of Host underlying existing options to be registered pursuant to this offering.

                                                 SHARES REGISTERED
                                                  PURSUANT TO THIS
    NAME                                            OFFERING (1)
    ----                                            ------------

    Philip L. DuBois                                     25,000
                                                      ---------

         Total                                           25,000
                                                      =========
     _______________
(1) Shares of restricted common stock underlying stock options issued by us to Mr. DuBois as compensation.

                          PLAN OF DISTRIBUTION

     We are registering the shares covered by this prospectus for the selling shareholder. As used in this prospectus, "selling shareholder" includes the pledgees, donees, transferees or others who may later hold the selling shareholder's interest. We will pay the costs and fees of registering the shares, but the selling shareholder will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

     The selling shareholder may sell the shares in the over-the-counter market or otherwise, at market prices prevailing at the time of the sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling shareholder may sell some or all of their shares through:

     * a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

     * purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

     * ordinary brokerage transactions and transactions in which a broker solicits purchasers.

     The selling shareholder may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling shareholder may allow other broker-dealers to participate in resales. However, the selling shareholder and any broker-dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of Section 2(a) (11) of the Securities Act of 1933. If the selling shareholder qualifies as an "underwriter" he will be subject to the prospectus delivery requirements of Section 5(b) (2) of the 1933 Act.

     In addition to selling his shares under this prospectus, the selling shareholder may:

     * agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the 1933 Act;

     * transfer his shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

     * sell his shares under Rule 144 of the 1933 Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

                                 EXPERTS

     The financial statements incorporated in this prospectus by reference from our annual report on Form 10-KSB and the audited financial statements of Lindley Food Service Corporation included in the report on Form 8-K have been audited by DiSanto Bertoline & Company, P.C., independent auditors, as stated in their reports which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             LEGAL OPINIONS

     The legality of the shares offered hereby has been passed upon for us by Berenbaum, Weinshienk & Eason, P.C.

                   WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy documents we have filed at the SEC's public reference rooms located at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at regional offices of the SEC at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, New York, New York 10048. For further information on the SEC's public reference rooms, please call 1-800-SEC-0330. Our filings are also available to the public from the SEC's Internet web site at http://www.sec.gov. Information about us also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Additional prospectuses or prospectus supplements may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a later prospectus supplement. You should read this prospectus together with additional information described under the heading "Incorporation of Certain Documents by Reference."

             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information filed with the SEC after the date of this prospectus will automatically update and supersede this information. The following documents filed with the SEC are incorporated by reference.

     (1)  The Company's Annual Report on Form 10-KSB for the year ended
          June 30, 2000, as filed with the Commission on September 28, 2000;

     (2) The Company's Quarterly Report on Form 10-QSB for the quarter ended September 29, 2000, as filed with the Commission on November 13, 2000;

     (3) The Company's Definitive Proxy Materials, as filed with the Commission on October 17, 2000;

     (4) The Company's Current Reports on Form 8-K and Form 8-K/A, as filed with the Commission on August 9, 2000 and October 13, 2000, respectively;

     (5) The description of the common stock that is contained in the Company's registration statement on Amendment No. 2 to Form 8-A filed with the Commission on or about July 16, 1998, including any amendment or report filed for the purposes of updating the description; and

     (6) Any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act are incorporated by reference in this prospectus until we complete the offering of the securities.

     We will provide each person to whom a copy of this prospectus has been delivered, without charge, a copy of any of the documents referred to above as being incorporated by reference. You may request a copy by writing or telephoning Geoffrey W. Ramsey, Two Broadway, Hamden, Connecticut 06518 (telephone 203-248-4100).

     You should rely on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of the date other than the date on the front of those documents.

                                 PART II
                 INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following sets forth expenses, other than underwriting fees and commissions, expected to be borne by the Registrant in connection with the distribution of the securities being registered:

Securities and Exchange Commission registration fee         $    13.20
Legal fees and expenses                                       7,500.00  (1)
Accounting fees and expense                                   2,000.00  (1)
Miscellaneous                                                   486.80  (1)
                                                            ----------

     Total(1)                                               $10,000.00  (1)
                                                            ==========
____________
(1) All amounts listed above are estimates, except for the Securities and Exchange Commission registration fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 7-108-402 of the Colorado Business Corporation Act (the "Act") provides, generally, that the articles of incorporation of a Colorado corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 (concerning unlawful distribution), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. Such provision may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which such provision becomes effective. The Company's articles of incorporation contain a provision eliminating liability as permitted by the statute.

     Section 7-109-103 of the Act provides that a Colorado corporation must indemnify a person (i) who is or was a director of the corporation or an individual who, while serving as a director of the corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or fiduciary or agent of another corporation or other entity or of any employee benefit plan (a "Director") or officer of the corporation and (ii) who was wholly successful, on the merits or otherwise, in defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a "Proceeding"), in which he was a party, against reasonable expenses incurred by him in connection with the Proceeding unless such indemnity is limited by the corporation's articles of incorporation. The Company's articles of incorporation do not contain any such limitation.

     Section 7-109-102 of the Act provides, generally, that a Colorado corporation may indemnify a person made a party to a Proceeding because the person is or was a Director against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine

(including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, that the person's conduct was in the corporation's best interests and, in all other cases, his conduct was at least not opposed to the corporation's best interests and, with respect to any criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. The Company's articles of incorporation and its bylaws provide for such indemnification. A corporation may not indemnify a Director in connection with any Proceeding by or in the right of the corporation in which the Director was adjudged liable to the corporation or, in connection with any other Proceeding charging the Director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the Director was judged liable on the basis that he derived an improper personal benefit. Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such Proceeding.

     Under Section 7-109-107 of the Act, unless otherwise provided in the articles of incorporation, a Colorado corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a Director and may indemnify such a person who is not a Director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract. The Company's articles of incorporation and bylaws provide for indemnification of officers, employees and agents of the Company to the same extent as its directors.

ITEM 16. EXHIBITS.

     The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-B:

EXHIBIT NO.         TITLE
-----------         -----

       5            Opinion of Berenbaum, Weinshienk & Eason, P.C.

    23.1            Consent of Berenbaum, Weinshienk & Eason, P.C.
                    (included in Exhibit 5)

    24.1            Consent of DiSanto Bertoline & Company, P.C.

       5 Power of Attorney (included in the signature page of this registration statement)

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form or prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered) the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                               SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamden, State of Connecticut on December 6, 2000.

                              HOST AMERICA CORPORATION



                                /s/ GEOFFREY W. RAMSEY
                              ----------------------------------------
                              By:  Geoffrey W. Ramsey, President and
                                   Chief Executive Officer

                            POWER OF ATTORNEY

     Each of the undersigned hereby nominates, constitutes and appoints Geoffrey W. Ramsey and David J. Murphy, or either one of them severally, to be his true and lawful attorney-in-fact and to sign in his name and on his behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission (the "Commission"), any and all amendments, including post-effective amendments on Form S-3 or other appropriate form, to this registration statement, and any additional registration statement pursuant to Rule 462(b), and generally to do all such things on his behalf in any and all capacities stated below to enable the Company to comply with the provisions of the Securities Act of 1933 and all requirements of the Commission.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 6, 2000.


 /s/ GEOFFREY W. RAMSEY                  /s/ DAVID J. MURPHY
-----------------------------           -----------------------------
Geoffrey W. Ramsey, Director            David J. Murphy, Director


 /s/ ANNE L. RAMSEY                      /s/ THOMAS P. EAGAN, JR.
-----------------------------           -----------------------------
Anne L. Ramsey, Director                Thomas P. Eagan, Jr., Director


 /s/ PATRICK J. HEALY                    /s/ JOHN D'ANTONA
-----------------------------           -----------------------------
Patrick J. Healy, Director              John D'Antona, Director

 /s/ GILBERT ROSSOMANDO
-----------------------------
Gilbert Rossomando, Director